Exhibit 4.8

August 1, 2008

Anderson & Strudwick, Incorporated

707 East Main Street, 20th Floor

Richmond, Virginia 23219

GunnAllen Financial, Inc.

5002 West Waters Avenue

Tampa, Florida 33634

Ladies and Gentlemen:

Reference is made to the Warrant Agreement, dated July 30, 2008, between Homeowners Choice, Inc. (the “Company”) and Anderson & Strudwick, Incorporated (the “A&S Warrant Agreement”) and the Warrant Agreement, dated July 30, 2008, between the Company and GunnAllen Financial, Inc. (the “GunnAllen Warrant Agreement”).

The terms of the A&S Warrant Agreement and the GunnAllen Warrant Agreement are identical except for the names and addresses of the parties thereto and the number of warrants to be issued pursuant thereto. Both the A&S Warrant Agreement and the GunnAllen Warrant Agreement provide that, under the circumstances and pursuant to the terms set forth in Section 5 of such agreement, the Company may, at its option, cancel any outstanding warrants.

The Company hereby waives any and all of its rights:

a.	pursuant to Section 5 of the A&S Warrant Agreement, to cancel, or to give notice of cancellation of, any warrants sold to Anderson & Strudwick, Incorporated or its assigns pursuant to the A&S Warrant Agreement; and

b.	pursuant to Section 5 of the GunnAllen Warrant Agreement, to cancel, or to give notice of cancellation of, any warrants sold to GunnAllen Financial, Inc. or its assigns pursuant to the GunnAllen Warrant Agreement.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between you and us in accordance with its terms.

Very truly yours,

Homeowners Choice, Inc.

By:	/s/ Francis McCahill, III
Francis McCahill, III
Chief Executive Officer

The foregoing Letter Agreement is hereby confirmed and accepted as of the date first above written.

Anderson & Strudwick, Incorporated

By:	/s/ L. McCarthy Downs, III
L. McCarthy Downs, III
Senior Vice President

The foregoing Letter Agreement is hereby confirmed and accepted as of the date first above written.

GunnAllen Financial, Inc.

By:	/s/ Glenn N. Huber
Glenn N. Huber
Senior Managing Director

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